EXHIBIT 10.21

EXECUTION VERSION

$100,000,000

CREDIT AGREEMENT

dated as of

February 27, 2009

among

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.,

ARGO GROUP US, INC.,

ARGO ACQUISITION, LIMITED, and

HERITAGE UNDERWRITING AGENCY LIMITED,

as Borrowers,

The Lenders Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

WACHOVIA BANK, N.A.,

as Syndication Agent

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Joint Lead Arranger

and

WACHOVIA CAPITAL MARKETS LLC

as Joint Lead Arranger

i

ii

SCHEDULES:

Schedule 1.01	--	Pricing Schedule
Schedule 2.01	--	Commitments
Schedule 3.11	--	Licenses
Schedule 3.12	--	Subsidiaries
Schedule 6.01	--	Existing Indebtedness
Schedule 6.02	--	Existing Liens
Schedule 6.08	--	Existing Restrictions

EXHIBITS:

Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	Mandatory Costs Rate

iii

CREDIT AGREEMENT dated as of February 27, 2009, among ARGO GROUP INTERNATIONAL HOLDINGS, LTD, ARGO GROUP US, INC., ARGO ACQUISITION, LIMITED, and HERITAGE UNDERWRITING AGENCY LIMITED, as Borrowers, the LENDERS party hereto, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity or Business” means either (a) the assets constituting a business, division, facility, product line or line of business of any Person not already a Subsidiary or (b) all of the capital stock of any such Person, which Person shall, as a result of such acquisition or merger, become a Wholly-Owned Subsidiary of the Parent (or shall be merged with and into the Parent or a Wholly-Owned Subsidiary, with the Parent or such Wholly-Owned Subsidiary being the surviving Person).

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing in Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. For all other Eurocurrency Borrowings, “Adjusted Eurocurrency Rate” means the Eurocurrency Rate.

“Administrative Agent” means JPMCB, together with its permitted successors and assigns, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any Loan or any Letter of Credit.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements recommended by the NAIC to be used for filing annual statutory financial statements and shall contain the type of information recommended by the NAIC to be disclosed therein, together with all exhibits or schedules filed therewith, or, in the case of an Insurance Subsidiary not domiciled in the United States, any comparable statement.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.15(b).

“Applicable Lending Installation” is defined in Section 2.02(f).

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan or with respect to the facility fees payable hereunder, the applicable rate per annum set forth on Schedule 1.01 under the caption “Eurocurrency Spread”, “Alternative Base Rate Spread” or “Facility Fee Rate”.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Argo US” means Argo Group US, Inc., a Delaware corporation.

“Argo Investment Policy” means the investment policy of the Parent and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Effective Date, together with any amendments or supplements thereto which do not materially alter or change the guidelines or objectives of such policy as exist on the Effective Date.

“Asset Disposition” means any sale, transfer or other disposition of any asset of a Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of inventory or products in the ordinary course of business, the sale of obsolete or worn out property in the ordinary course of business or the sale of cash and cash equivalents in the ordinary course of business).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Representative” shall mean Argo US in its capacity as borrowing agent and Loan administrator for the Borrowers hereunder and under each of the other Credit Documents.

“Borrowers” means, individually and collectively, the Parent, Argo US, Argo Acquisition Ltd., a private limited liability company organized under the laws of England and Wales and registered under company number: 06543704 and Heritage Underwriting Agency Ltd., a private limited liability company organized under the laws of England and Wales and registered under company number: 03741768.

“Borrowing” means Revolving Loans of the same Type, made pursuant to the same kind of commitment (i.e., either Dollar Tranche Commitment or Multicurrency Tranche Commitment), made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Bermuda are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan denominated in a Foreign Currency, the term “Business Day” shall mean any day on which banks are generally open in London for the conduct of substantially all of their commercial lending activities or for the sale and purchase of Euros which is also a day on which the TARGET (Trans-European Automated Real-Time Gross Settlement Express Transfer) payment system is open for settlement of payment in Euros.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Parent by any Person or group; (d) except as otherwise expressly permitted under the terms of this Agreement (including a disposition permitted under Section 6.03(b)), the Parent shall cease to own and control, directly or indirectly, free and clear of all Liens and other encumbrances all of the economic and voting rights associated with all of the outstanding capital stock of each of its Insurance Subsidiaries or shall cease to have the power, directly or indirectly, to elect all of the members of the board of directors of each of its Insurance Subsidiaries; (e) except as otherwise expressly permitted under the terms of this Agreement (including a disposition permitted under Section 6.03(b)), Argo US shall cease to own and control, directly or indirectly, free and clear of all Liens and other encumbrances all of the economic and voting rights associated with all of the outstanding capital stock of each of its Insurance Subsidiaries or shall cease to have the power, directly or indirectly, to elect all of the members of the board of directors of each of its Insurance Subsidiaries or (f) the Parent shall cease to own and control, directly or indirectly, free and clear of all Liens and other encumbrances all of the economic and voting rights associated with all of the outstanding capital stock of any of the other Borrowers or shall cease to have the power, directly or indirectly, to elect all of the members of the board of directors of any of the other Borrowers.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property with respect to which any security interest has been granted (or purported to be granted) pursuant to any Pledge Document. The parties acknowledge that, as of the date hereof, no Pledge Document is being, or is required to be, executed and there exists no Collateral.

“Commitment” means, with respect to each Lender, the sum of the Dollar Tranche Commitment and the Multicurrency Tranche Commitment of such Lender.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means this Agreement, any note issued pursuant to Section 2.10(f) hereof and any Pledge Document.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply or is refusing to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (d) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.

“Dollar Tranche Borrowing” means a Borrowing comprised exclusively of Dollar Tranche Loans.

“Dollar Tranche Commitment” means, with respect to each Lender, the commitment of such Lender to make Dollar Tranche Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Dollar Tranche Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Dollar Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Tranche Commitment, as applicable. The initial aggregate amount of the Lenders’ Dollar Tranche Commitments is $35,000,000.

“Dollar Tranche Lender” means a Lender with a Dollar Tranche Commitment or any Dollar Tranche Revolving Credit Exposure.

“Dollar Tranche Loan” means a Loan made pursuant to Section 2.01(a).

“Dollar Tranche Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Dollar Tranche Loans at such time.

“Dollar Tranche Revolving Credit Exposure Percentage” means, with respect to any Lender, the percentage of the total Dollar Tranche Commitments represented by such Lender’s Dollar Tranche Commitment; provided that for purposes of Section 2.22 when a Defaulting Lender shall exist, “Dollar Tranche Revolving Credit Exposure Percentage” shall mean the percentage of the total Dollar Tranche Commitments (disregarding any Defaulting Lender’s Dollar Tranche Commitment) represented by such Lender’s Dollar Tranche Commitment. If the Dollar Tranche Commitments have terminated or expired, the Dollar Tranche Revolving Credit Exposure Percentages shall be determined based upon the Dollar Tranche Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Dollar Tranche Utilization Percentage” means, at any time, the percentage equivalent of the aggregate Dollar Tranche Revolving Credit Exposure at such time divided by the total Dollar Tranche Commitments at such time.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any applicable computation period, the Parent’s and Subsidiaries’ Net Income on a consolidated basis from continuing operations, plus, to the extent included in the determination of Net Income, (a) income and franchise taxes paid or accrued during such period, (b) Total Interest Expense for such period and (c) amortization and depreciation for such period.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing; provided that the definition of “Environmental Liability” shall not include any liability arising out of any insurance policy issued by the Borrowers or any Subsidiary thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” means the single currency unit of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means, (a) with respect to any Eurocurrency Borrowing denominated in Dollars or Sterling for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Reuters screen page (or on any successor or substitute page of such page)), for a period equal to such Interest Period and (b) with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, the rate appearing on the Reuters Screen EURIBOR01 Page (it being understood that this rate is the Euro interbank offered rate (known as the “EURIBOR Rate”) sponsored by the Banking Federation of the European Union and the Financial Markets Association) at approximately 11:00 a.m., London time, on the Quotation Day prior to the commencement of such Interest Period, as the rate for deposits in Euros with a maturity comparable to such Interest Period. To the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent of the respective interest rates per annum reported to the Administrative Agent by JPMCB and each other Lender selected by the Administrative Agent (JPMCB and each such other Lender, the “Reference Lenders”) as the rate at which each Reference Lender offers to place deposits in the currency of such Borrowing for such Interest Period to first-class banks in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at 11:00 a.m. Local Time on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Loan or Letter of Credit is (or any Loan or Letter of Credit that has been requested at such time would be) denominated in a currency other than Dollars, each of:

(a) the last Business Day of each calendar month,

(b) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any

Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any of the Borrowers is organized or in which its principal office is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower Representative under Section 2.19(b)), any withholding tax that is imposed by any jurisdiction other than the United Kingdom or Bermuda on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a); provided that the payment obligations of the Borrowers under Section 2.17(a) are not thereby increased.

“Existing Letter of Credit” means letter of credit number CTCS-713912 issued by JPMCB in the face amount of $60,000 upon the application of Argo US.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of any Borrower.

“Foreign Currency” means Euros or Sterling.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the jurisdiction of organization of the relevant Borrower to or to the account of which any funds are disbursed in the manner contemplated in this Agreement, or by or on account of which any payment obligation is made under the Agreement. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by a Borrower or any one or more of the Subsidiaries primarily for the benefit of employees of such Borrower or any Subsidiary residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the Code.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity, including any insurance commissioner or other insurance regulatory authority, exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Off-Balance Sheet Liabilities and (l) all Trust Preferred Securities and similarly structured indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated January, 2009 relating to the Borrowers and the Transactions.

“Insurance Subsidiary” means each of Argonaut Insurance Co., Argonaut Great Central Insurance Co., Argonaut-Midwest Insurance Co., Select Markets Insurance Company, Argonaut-Southwest Insurance Co., Argonaut Limited Risk Insurance Company, Colony Insurance Co., Colony Specialty Insurance Co., Colony National Insurance Co., Rockwood Casualty Insurance Co., Somerset Casualty Insurance Co., ARGO RE Limited, and each other Subsidiary which is engaged in the business of insurance or reinsurance, together with their respective successors and permitted assigns.

“Intercompany Loan Agreement” means that certain letter agreement dated as of April, 2008 between Argo Acquisition, Limited and Argonaut Group, Inc., together with all amendments and modifications thereto entered into and provided to the Administrative Agent prior to the Effective Date, pursuant to which Argo US may extend credit to Argo Acquisition, Limited up to a maximum amount of $199,500,000.

“Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Parent, the ratio of (a) EBITDA to (b) Total Interest Expense, in each case for the period of four fiscal quarters then ended, computed on a consolidated basis for the Parent and its Subsidiaries.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMCB., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, National Association, a national banking association, and its successors.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Multicurrency Tranche Revolving Credit Exposure Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means at any time, the ratio of Total Debt at such time to Total Capitalization at such time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in Dollars, Chicago time and (b) with respect to a Loan or Borrowing denominated in any Foreign Currency, London time.

“Mandatory Costs Rate” means the rate calculated in accordance with the formula and in the manner set forth in Exhibit B hereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of (i) the Parent and the Subsidiaries taken as a whole or (ii) Argo US and its subsidiaries taken as a whole, (b) the ability of any of the Borrowers to perform any of its payment or other material obligations under this Agreement or any other Credit Document or (c) the rights of or benefits available to the Lenders under this Agreement or any other Credit Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers and the Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means February 26, 2010.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Multicurrency Tranche Borrowing” means a Borrowing comprised exclusively of Multicurrency Tranche Loans.

“Multicurrency Tranche Commitment” means, with respect to each Lender, the commitment of such Lender to make Multicurrency Tranche Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Multicurrency Tranche Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Multicurrency Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Tranche Commitment, as applicable. The initial aggregate amount of the Lenders’ Multicurrency Tranche Commitments is $65,000,000.

“Multicurrency Tranche Lender” means a Lender with a Multicurrency Tranche Commitment or any Multicurrency Tranche Revolving Credit Exposure.

“Multicurrency Tranche Loan” means a Loan made pursuant to Section 2.01(b).

“Multicurrency Tranche Revolving Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Multicurrency Tranche Loans and its LC Exposure at such time.

“Multicurrency Tranche Revolving Credit Exposure Percentage” means, with respect to any Lender, the percentage of the total Multicurrency Tranche Commitments represented by such Lender’s Multicurrency Tranche Commitment; provided that for purposes of

Section 2.22 when a Defaulting Lender shall exist, “Multicurrency Tranche Revolving Credit Exposure Percentage” shall mean the percentage of the total Multicurrency Tranche Commitments (disregarding any Defaulting Lender’s Multicurrency Tranche Commitment) represented by such Lender’s Multicurrency Tranche Commitment. If the Multicurrency Tranche Commitments have terminated or expired, the Multicurrency Tranche Revolving Credit Exposure Percentages shall be determined based upon the Multicurrency Tranche Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Multicurrency Tranche Utilization Percentage” means, at any time, the percentage equivalent of the aggregate Multicurrency Tranche Revolving Credit Exposure at such time divided by the total Multicurrency Tranche Commitments at such time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” means the National Association of Insurance Commissioners and any successors thereto.

“Net Income” means, for any computation period, with respect to the Parent on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise (except pursuant to laws and/or regulations restricting the payment of dividends by Insurance Subsidiaries)), cumulative net income earned during such period (determined before the deduction of minority interests) as determined in accordance with GAAP.

“Obligations” shall mean (a) the unpaid principal of and interest on the Loans, (b) the obligation of the Borrowers to pay the amounts of all drawings, together with interest accrued thereon, made under Letters of Credit, (c) the fees, expenses and all other liabilities of the Borrowers to the Administrative Agent and any Lender, which may arise under, out of, or in connection with, this Agreement or any other Credit Document.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction other than Capital Lease Obligations, (c) any liability under any so-called “synthetic lease” arrangement or transaction entered into by such Person, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means Argo Group International Holdings, Ltd., a company formed under the laws of Bermuda.

“Participant” has the meaning set forth in Section 9.04.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the acquisition by the Parent or a Wholly-Owned Subsidiary thereof of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Parent (so long as the Parent is the surviving corporation) or a Wholly-Owned Subsidiary thereof (so long as the Wholly-Owned Subsidiary is the surviving corporation); provided that (a) in the case of the acquisition of the capital stock of any Person (including by way of merger), such Person shall own no capital stock of any other Person (excluding de minimis amounts) unless either (i) such Person owns 100% of the capital stock of such other Person or (ii) (x) such Person and its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such other Person and its Subsidiaries and (y) any non-Wholly-Owned Subsidiary of such Person was a non-Wholly-Owned Subsidiary prior to the date of such Permitted Acquisition of such Person; (b) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 6.03(c); (c) in the case of a stock acquisition, such acquisition shall have been approved by the board of directors of the Acquired Entity or Business; and (d) all applicable requirements of Section 6.04(e) applicable to Permitted Acquisitions are satisfied.

“Permitted Encumbrances” means:

(a)      Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)      carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)      pledges and deposits made in the ordinary course of business for insurance regulatory or licensing purposes or in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)      deposits required for insurance regulatory or licensing purposes or to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)      judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)      easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Purchase Money Indebtedness” means, with respect to any Person, any Indebtedness, whether secured or unsecured, including Capital Lease Obligations, incurred by such Person to finance the acquisition of fixed assets, so long as (a) at the time of such incurrence, no Default has occurred and is continuing or would result from such incurrence, (b) such Indebtedness has a scheduled maturity and is not due on demand and (c) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Document” means any pledge or security agreement delivered by any Borrower or any Subsidiary pursuant to Section 5.09.

“Pledge Subsidiary” has the meaning set forth in Section 5.09.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the London interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Rating” has the meaning set forth in Schedule 1.01.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, subject to Section 2.22, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Required Multicurrency Tranche Lenders” means, at any time, subject to Section 2.22, Lenders having Multicurrency Tranche Revolving Credit Exposures and unused Multicurrency Tranche Commitments representing at least 51% of the sum of the total Multicurrency Tranche Revolving Credit Exposures and unused Multicurrency Tranche Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent or any Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Dollar Tranche Revolving Credit Exposure at such time and its Multicurrency Tranche Revolving Credit Exposure at such time.

“Revolving Loan” means a Dollar Tranche Loan or a Multicurrency Tranche Loan.

“Risk Based Capital Ratio” means, with respect to any Specified Insurance Subsidiary, the ratio (expressed as a percentage) of the “Total Adjusted Capital” of such Specified Insurance Subsidiary at such time to the “Authorized Control Level Risk-Based Capital” of such Specified Insurance Subsidiary at such time, in each case as set forth on lines 28 and 29, respectively of the applicable December 31 Annual Statements for such Specified Insurance Subsidiary.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) as of the date hereof in the jurisdiction of incorporation of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary.

“Significant Insurance Subsidiary” means any Significant Subsidiary which is an Insurance Subsidiary.

“Significant Subsidiary” of a Person means a “significant subsidiary” as defined in Rule 1 02(w) of Regulation S-X of the Securities and Exchange Commission (17 CFR Part 210). Unless otherwise expressly provided, all references herein to a “Significant Subsidiary” shall mean a Significant Subsidiary of any of the Borrowers.

“Solvent” means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by such Person), whether or not reflected on a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. “Solvency” shall have a correlative meaning.

“Specified Insurance Subsidiaries” means, individually and collectively, each of Argonaut Insurance Company, an Illinois insurance company, Rockwood Casualty Insurance Company, a Pennsylvania insurance company and Colony Insurance Company, a Virginia insurance company.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subordinated Indebtedness” means (a) for purposes of Section 6.01(d), Indebtedness the payment of which is subordinated to all obligations of the applicable Borrower or Borrowers hereunder or in connection herewith on terms of subordination no less favorable to the Lenders than the terms of subordination in the Trust Preferred Securities referred to in part (ix) of the definition of Trust Preferred Securities and (b) for purposes of Section 6.16, Indebtedness the payment of which is subordinated to any of the obligations of the applicable Borrower or Borrowers hereunder or in connection herewith, including without limitation the obligations of the Borrowers in respect of the Trust Preferred Securities or Indebtedness incurred pursuant to Section 6.01(d) or (f).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent.

“Substantial Portion” means, with respect to the property of the Parent and its Subsidiaries, property which (a) represents more than 10% of the consolidated assets of the Parent and its Subsidiaries or of Argo US and its subsidiaries, in either case as would be shown in the consolidated financial statements of the Parent and its Subsidiaries (or, as applicable, Argo US and its subsidiaries) as at the beginning of the twelve-month period ending with the last day of the month preceding the month in which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Parent and its Subsidiaries or of Argo US and its subsidiaries, in either case as reflected in the financial statements referred to in clause (a) above.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Borrower or the Subsidiaries shall be a Swap Agreement.

“Tangible Net Worth” means, with respect to a Borrower, an amount equal to (a) such Borrower’s total shareholder’s equity determined in accordance with GAAP, minus (b) the aggregate book value of the intangible assets, including goodwill, of such Borrower and its subsidiaries, all determined in accordance with GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Capitalization” means an amount equal to the sum of Tangible Net Worth of the Parent plus Total Debt.

“Total Debt” means all Indebtedness of the Parent and its Subsidiaries, on a consolidated basis, which appears on a balance sheet calculated in accordance with GAAP plus, without duplication (a) the principal amount of all Trust Preferred Securities, (b) all Off-Balance Sheet Liabilities of the Parent or any Subsidiary, (c) the face amount of all outstanding letters of credit in respect of which the Parent or any Subsidiary has any actual or contingent reimbursement obligation (excluding letters of credit which are issued to support the reinsurance obligations of Subsidiaries of the Parent which have been fully collateralized) and (d) the principal amount of all Guarantees of the Parent and its Subsidiaries.

“Total Interest Expense” means, for any period, total cash interest expense deducted in the computation of Net Income for such period (including that attributable to Capital Lease Obligations and interest paid under synthetic leases) of the Parent and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent and its Subsidiaries.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trust Preferred Securities” means, collectively, the following, which, without duplication, do not exceed $311,334,000 in the aggregate:

(i)      those certain Floating Rate Capital Securities in the amount of $15,000,000 that were issued by Argonaut Group Statutory Trust on May 15, 2003 and that mature in 2033, those certain Floating Rate Common Securities in the amount of $464,000 that were issued by Argonaut Group Statutory Trust to Argo US on May 15, 2003 and that mature in 2033, and the related Floating Rate Junior Subordinated Deferrable Interest Debentures in the amount of $15,464,000 that were issued by Argo US on May 15, 2003 and that mature in 2033;

(ii)     those certain Capital Securities in the amount of $12,000,000 that were issued by Argonaut Group Statutory Trust III on December 16, 2003 and that mature in 2034, those certain Common Securities in the amount of $372,000 that were issued by Argonaut Group Statutory Trust III to Argo US on December 16, 2003 and that mature in 2034, and the related Floating Rate Junior Subordinated Debt Securities due 2034 in the amount of $12,372,000 that were issued by Argo US on December 16, 2003 and that mature in 2034;

(iii)    those certain Preferred Securities in the amount of $13,000,000 that were issued by Argonaut Group Statutory Trust IV on April 29, 2004 and that mature in 2034, those certain Common Securities in the amount of $403,000 that were issued by Argonaut Group Statutory Trust IV to Argo US on April 29, 2004 and that mature in 2034, and the related Floating Rate Junior Subordinated Debt Securities due 2034 in the amount of $13,403,000 that were issued by Argo US on April 29, 2004 and that mature in 2034;

(iv)     those certain Floating Rate Capital Securities in the amount of $13,000,000 that were issued by Argonaut Group Statutory Trust VI on May 12, 2004 and that mature in 2034, those certain Floating Rate Common Securities in the amount of $403,000 that were issued by Argonaut Group Statutory Trust VI to Argo US on May 12, 2004 and that mature in 2034, and the related Floating Rate Junior Subordinated Deferrable Interest Debentures in the amount of $13,403,000 that were issued by Argo US on May 12, 2004 and that mature in 2034;

(v)     those certain Preferred Securities in the amount of $12,000,000 that were issued by Argonaut Group Statutory Trust V on May 26, 2004 and that mature in 2034, those certain Common Securities in the amount of $372,000 that were issued by Argonaut Group Statutory Trust V to Argo US on May 26, 2004 and that mature in 2034, and the related Floating Rate Junior Subordinated Debentures due 2034 in the amount of $12,372,000 that were issued by Argo US on May 26, 2004 and that mature in 2034;

(vi)      those certain Preferred Securities in the amount of $15,000,000 that were issued by Argonaut Group Statutory Trust VII on September 17, 2004 and that mature in 2034, those certain Common Securities in the amount of $464,000 that were issued by Argonaut Group Statutory Trust VII to Argo US on September 17, 2004 and that mature in 2034, and the related Floating Rate Junior Subordinated Debentures due 2034 in the amount of $15,464,000 that were issued by Argo US on September 17, 2004 and that mature in 2034;

(vii)      those certain Preferred Securities in the amount of $15,000,000 that were issued by Argonaut Group Statutory Trust VIII on September 22, 2004 and that mature in 2034, those certain Common Securities in the amount of $464,000 that were issued by Argonaut Group Statutory Trust VIII to Argo US on September 22, 2004 and that mature in 2034, and the related Floating Rate Junior Subordinated Debentures due 2034 in the amount of $15,464,000 that were issued by Argo US on September 22, 2004 and that mature in 2034;

(viii)     those certain Preferred Securities in the amount of $15,000,000 that were issued by Argonaut Group Statutory Trust IX on October 22, 2004 and that mature in 2034, those certain Common Securities in the amount of $464,000 that were issued by Argonaut Group Statutory Trust IX to Argo US on October 22, 2004 and that mature in 2034, and the related Floating Rate Junior Subordinated Debentures due 2034 in the amount of $15,464,000 that were issued by Argo US on October 22, 2004 and that mature in 2034;

(ix)      those certain Preferred Securities in the amount of $30,000,000 that were issued by Argonaut Group Statutory Trust X on September 15, 2005 and that mature in 2035, those certain Common Securities in the amount of $928,000 that were issued by Argonaut Group Statutory Trust X to Argo US on September 15, 2005 and that mature in 2035, and the related Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035 in the amount of $30,928,000 that were issued by Argo US on September 15, 2005 and that mature in 2035;

(x)       those certain Trust Preferred Securities in the amount of $103,100,000 that were issued by PXRE Capital Trust I on January 29, 1997 and that mature in 2027, and the related Junior Subordinated Deferrable Interest Debentures that mature in 2027 that were issued by PXRE Corporation (n/k/a Argo Group US) on January 29, 1997;

(xi)      those certain capital trust pass-through securities in the amount of $18,000,000 that were issued by PXRE Capital Statutory Trust II on May 15, 2003 and that mature in 2033;

(xii)     those certain capital trust pass-through securities in the amount of $15,500,000 that were issued by PXRE Capital Trust III on May 23, 2003 and that mature in 2033;

(xiii)    those certain capital trust pass-through securities in the amount of $20,600,000 that were issued by PXRE Capital Statutory Trust V on October 29, 2003 and that mature in 2033; and

(xiv)    those certain capital trust pass-through securities in the amount of $10,300,000 that were issued by PXRE Capital Trust VI on November 6, 2003 and that mature in 2033.

“Trust Preferred Security Indebtedness” means any Indebtedness of a Borrower or a Subsidiary arising under Trust Preferred Securities.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Parent and its Subsidiaries under applicable law).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03.  Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05.  Foreign Currency Calculations.   (a) For purposes of determining the Dollar Equivalent of any Advance denominated in a Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Advance or Letter of Credit is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Advance to be made or repaid on or prior to the applicable date for such calculation).

(b)   For purposes of any determination hereunder (including determinations under Section 6.01, 6.02, 6.04 6.09, 6.10, 6.11 or 6.12 or under Article VII), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the appropriate currency Exchange Rate; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in Exchange Rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04, 6.09, 6.10, 6.11 or 6.12, the amount of each investment, asset disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the applicable Exchange Rate. Such Exchange Rates shall be determined in good faith by the Borrowers.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.    Subject to the terms and conditions set forth herein:

(a)      each Dollar Tranche Lender agrees to make revolving loans denominated in Dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Dollar Tranche Revolving Credit Exposure exceeding such Lender’s Dollar Tranche Commitment, (b) the sum of the total Dollar Tranche Revolving Credit Exposures exceeding the total Dollar Tranche Commitments or (c) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Dollar Tranche Loans.

(b)      each Multicurrency Tranche Lender agrees to make revolving loans denominated in Dollars and Foreign Currencies to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Multicurrency Tranche Revolving Credit Exposure exceeding such Lender’s Multicurrency Tranche Commitment, (b) the sum of the total Multicurrency Tranche Revolving Credit Exposures exceeding the total Multicurrency Tranche Commitments, (c) the Dollar Equivalent of the aggregate amount of all Loans and Letters of Credit denominated in a Foreign Currency exceeding $50,000,000 or (d) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Multicurrency Tranche Loans.

SECTION 2.02.  Loans and Borrowings.   (a) Each Revolving Loan shall be made as part of a Borrowing consisting, as applicable, of either all Dollar Tranche Loans made by the Dollar Tranche Lenders ratably in accordance with their respective Dollar Tranche Commitments or all Multicurrency Tranche Loans made by the Multicurrency Tranche Lenders ratably in accordance with their respective Multicurrency Tranche Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b)      Subject to Section 2.14, (i) each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower Representative may request in accordance herewith and (ii) each Revolving Borrowing denominated in a Foreign Currency shall be comprised entirely of Eurocurrency Loans. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)      At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, for any Foreign Currency Borrowing, an approximate equivalent thereof as determined by the Administrative Agent) and not less than $1,000,000 (or, for any Foreign Currency Borrowing, an approximate equivalent thereof as determined by the Administrative Agent). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount (i) that is equal to the entire unused balance of the total Commitments or (ii) for a Multicurrency Tranche Loan, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurocurrency Revolving Borrowings which are Dollar Tranche Drawings or twelve Eurocurrency Revolving Borrowings which are Multicurrency Tranche Borrowings.

(d)      Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e)      Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) to make such Loan that has been designated by such Lender to the Administrative Agent. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower Representative, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

SECTION 2.03.  Requests for Revolving Borrowings.   To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or by electronic communication if, after the date hereof, arrangements for doing so shall be approved by the Administrative Agent) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)         the Borrower to which the proceeds of the requested Borrowing shall be disbursed;

(ii)        the aggregate amount of the requested Borrowing;

(iii)       whether such Borrowing is to be comprised exclusively of Dollar Tranche Loans or exclusively of Multicurrency Tranche Loans;

(iv)       the currency (which may be Dollars or a Foreign Currency) in which such Borrowing is to be denominated;

(v)        the date of such Borrowing, which shall be a Business Day;

(vi)       in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vii)      in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(viii)     the location and number of the account of a Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and

(ix)       information confirming the Borrowers’ compliance with Section 2.04 (including reasonably detailed computations in support of such confirmation).

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing, unless such Revolving Borrowing is denominated in a Foreign Currency, in which case such Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Equalization of Borrowings.

(a)      It is the intent of the parties that the Dollar Tranche Utilization Percentage and the Multicurrency Tranche Utilization Percentage be at all times equal or as close to equal as reasonably possible giving effect to the Borrowers’ right to utilize the Multicurrency Tranche Commitment for Loans denominated in Foreign Currencies and for Letters of Credit. Accordingly, the Borrowers shall, in consultation with the Administrative Agent, (i) allocate all Borrowings and prepayments between the Dollar Tranche Commitments and Dollar Tranche Loans on the one hand and the Multicurrency Tranche Commitments and Multicurrency Tranche Loans on the other hand in such a manner as to accomplish such intent and (ii) whether or not resulting in breakage expense to the Borrowers, cause outstanding Borrowings under one facility (i.e., the facility established hereby for Dollar Tranche Loans or for Multicurrency Tranche Loans) to be refinanced by Borrowings under the other facility established hereby as of the end of each Interest Period applicable to any Borrowing in such a manner as to accomplish such intent.

(b)      Notwithstanding anything in this Agreement to the contrary, (i) for purposes of determining the Borrowers’ compliance with the Borrowing minimums and increments set forth in Section 2.02(c), amounts borrowed simultaneously pursuant to clause (i) of the second sentence of Section 2.04(a) shall be aggregated; (ii) prepayments made pursuant to clause (ii) of the second sentence of Section 2.04(a) shall not be subject to the prepayment minimums and increments set forth in Section 2.11(b); and (iii) the conditions precedent set forth in Section 4.02(a) and (b) (other than the absence of a Default under Article 7(h) or (i)) shall not be applicable to Borrowings made (and applied exclusively to the refinancing of Borrowings) pursuant to clause (ii) of the second sentence of Section 2.04(a).

(c)      Notwithstanding the foregoing, no equalization Borrowing or related prepayment pursuant to this Section 2.04 shall be required if, absent such Borrowing and repayment and after giving effect to any Borrowing or prepayment being made which gave rise to the applicability of this Section 2.04, (i) the Dollar Tranche Revolving Credit Exposure does not exceed by $1,000,000 or more an amount equal to what the Dollar Tranche Revolving Credit Exposure would be if the Dollar Tranche Revolving Credit Exposure Percentage and the Multicurrency Tranche Revolving Credit Exposure Percentage were equal and (ii) the Multicurrency Tranche Revolving Credit Exposure does not exceed by $1,000,000 or more an amount equal to what the Multicurrency Tranche Revolving Credit Exposure would be if the Dollar Tranche Revolving Credit Exposure Percentage and the Multicurrency Tranche Revolving Credit Exposure Percentage were equal. Moreover, the parties acknowledge that for administrative reasons it may not always be practicable to have Borrowings and prepayments contemplated hereby occur simultaneously and agree that the Borrowers shall be deemed in compliance with this Section to the extent that they make such Borrowings and prepayments (and give related required notices) in a manner and time-frame reasonably acceptable to the Administrative Agent and consistent with the stated objective of this Section. Exchange rate computations made for purposes of implementing this Section 2.04 shall be made on such days and at such times as may be reasonably specified by the Administrative Agent to facilitate the objectives of this Section.

SECTION 2.05.  [Intentionally Omitted]

SECTION 2.06.  Letters of Credit.    (a) General.    Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for the joint and several account of the Borrowers, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Upon the effectiveness of this Agreement, the Existing Letter of Credit shall, without any further action by any party, be deemed to have been issued as a Letter of Credit hereunder on the date of such effectiveness and shall for all purposes hereof be treated as a Letter of Credit under this Agreement. As more specifically set forth in Section 2.06(d) below, only Lenders with a Multicurrency Tranche Commitment shall be obligated to acquire participations in Letters of Credit.

(b)      Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower Representative also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended by the Issuing Lender only if (and upon issuance, amendment, renewal or extension of each Letter of Credit each Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the Dollar Equivalent of $10,000,000, (ii) the sum of the total Multicurrency Tranche Revolving Credit Exposures shall not exceed the total Multicurrency Tranche Commitments, (iii) the Dollar Equivalent of the aggregate amount of all Loans and Letters of Credit denominated in a Foreign Currency shall not exceed $50,000,000 and (iv) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(c)      Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the date one year or less after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year or less after such renewal or extension); provided that (i) any Letter of Credit will include, if requested, customary “evergreen” provisions; and (ii) the Issuer shall be under no obligation to permit the renewal or extension of any Letter of Credit otherwise expiring after the Maturity Date.

(d)      Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Multicurrency Tranche Lenders, the Issuing Bank hereby grants to each Multicurrency Tranche Lender, and each Multicurrency Tranche Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Multicurrency Tranche Lender’s Multicurrency Tranche Revolving Credit Exposure Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Multicurrency Tranche Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Multicurrency Tranche Lender’s Multicurrency Tranche Revolving Credit Exposure Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Multicurrency Tranche Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)      Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., Local time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., Local time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 3:00 p.m., Local time, on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., Local time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrowers fail to make such payment when due, such amount shall bear interest at the Alternate Base Rate and the Administrative Agent shall notify each Multicurrency Tranche Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Multicurrency Tranche Lender’s Multicurrency Tranche Revolving Credit Exposure Percentage thereof. Promptly following receipt of such notice, each Multicurrency Tranche Lender shall pay to the Administrative Agent its

Multicurrency Tranche Revolving Credit Exposure Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Multicurrency Tranche Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Multicurrency Tranche Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Multicurrency Tranche Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Multicurrency Tranche Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Multicurrency Tranche Lenders and the Issuing Bank as their interests may appear. Any payment made by a Multicurrency Tranche Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)      Obligations Absolute.    The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)      Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower Representative by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Multicurrency Tranche Lenders with respect to any such LC Disbursement.

(h)      Interim Interest.    If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Multicurrency Tranche Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)      Replacement of the Issuing Bank.    The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)      Cash Collateralization.    If (i) any Event of Default shall occur and be continuing and if all outstanding Loans have been declared to be due and payable pursuant to Article VII, then, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Multicurrency Tranche Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Multicurrency Tranche Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (h) or (i) of Article VII or (ii) any Letter of Credit shall have an expiration date after the Maturity Date, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Multicurrency Tranche Lenders, an amount in cash in Dollars equal to 105% of the face amount of such Letter of Credit in the case of Letters of Credit denominated in Dollars and 120% of the face amount of such Letter of Credit in the case of Letters of Credit denominated in a Foreign Currency on the date five Business Days prior to the Maturity Date. Any such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder (i) as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived and (ii) as a result of the expiration of a Letter of Credit extending past the Maturity Date, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after the surrender or expiration of such Letter of Credit.

SECTION 2.07.  Funding of Borrowings.  (a) Each Dollar Tranche Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Dollar Tranche Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the account specified pursuant to Section 2.03, which shall be an account of a Borrower maintained with the Administrative Agent in New York City and designated by the Borrower Representative in the applicable Borrowing Request.

(b)      Each Multicurrency Tranche Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account or accounts of the Administrative Agent most recently designated by it for such purpose by notice to the Multicurrency Tranche Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the account specified pursuant to Section 2.03, which shall be an account of a Borrower maintained with the Administrative Agent in New York City (or, in the case of Loans denominated in a Foreign Currency, in such other location as may be designated by the Administrative Agent) and designated by the Borrowers in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(c)      Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) or (b) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency) or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.  (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)      To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative were requesting a Revolving Borrowing of the Type and denominated in the currency resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c)      Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)      the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)     if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)      confirmation of the Borrowers’ compliance with Section 2.04 (including reasonably detailed computations in support of such confirmation).

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration.

(d)      Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)      If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency shall be continued as a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration.

SECTION 2.09.  Termination and Reduction of Commitments.     (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)      The Borrowers may at any time terminate, or from time to time reduce, the Dollar Tranche Commitments; provided that (i) each reduction of the Dollar Tranche Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Dollar Tranche

Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of (A) the Dollar Tranche Revolving Credit Exposures would exceed the total Dollar Tranche Commitments or (B) the Revolving Credit Exposures would exceed the total Commitments.

(c)      The Borrowers may at any time terminate, or from time to time reduce, the Multicurrency Tranche Commitments; provided that (i) each reduction of the Multicurrency Tranche Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Multicurrency Tranche Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of (A) the Multicurrency Tranche Revolving Credit Exposures would exceed the total Multicurrency Tranche Commitments or (B) the Revolving Credit Exposures would exceed the total Commitments.

(d)      The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of (i) the Dollar Tranche Commitments shall be made ratably among the Dollar Tranche Lenders and (ii) the Multicurrency Tranche Commitments shall be made ratably among the Multicurrency Tranche Lenders, in each case accordance with their respective Commitments. Notwithstanding anything to the contrary in Section 2.09(b), (c) or (d), the Borrowers shall not be permitted to (i) voluntarily reduce or terminate the Dollar Tranche Commitments unless they contemporaneously reduce by a like percentage or terminate, as applicable, the Multicurrency Tranche Commitments or (ii) voluntarily reduce or terminate the Multicurrency Tranche Commitments unless they contemporaneously reduce by a like percentage or terminate, as applicable, the Dollar Tranche Commitments.

SECTION 2.10.  Repayment of Loans; Evidence of Debt.    (a)  The Borrowers hereby jointly and severally unconditionally promise to pay to the Administrative Agent for the account of each Dollar Tranche Lender the then unpaid principal amount of each Dollar Tranche Loan on the Maturity Date.

(b)      The Borrowers hereby jointly and severally unconditionally promise to pay to the Administrative Agent for the account of each Multicurrency Tranche Lender the then unpaid principal amount of each Multicurrency Tranche Loan on the Maturity Date.

(c)      Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)      The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)      The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)      Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(g)      If at any time (i) the aggregate Dollar Tranche Revolving Credit Exposure of the Dollar Tranche Lenders exceeds the aggregate Dollar Tranche Commitments of the Dollar Tranche Lenders, the Borrowers shall immediately prepay the Dollar Tranche Loans in the amount of such excess and (ii) the aggregate Multicurrency Tranche Revolving Credit Exposure of the Multicurrency Tranche Lenders exceeds the aggregate Multicurrency Tranche Commitments of the Lenders (other than as a result of currency fluctuations), the Borrowers shall immediately prepay the Multicurrency Tranche Loans in the amount of such excess. To the extent that, after the prepayment of all Multicurrency Tranche Loans an excess of the Multicurrency Credit Exposure over the aggregate Multicurrency Tranche Commitments still exists, the Borrowers shall promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.

(h)      The Administrative Agent will determine the Dollar Equivalent of the aggregate LC Exposure and the Dollar Equivalent of each Multicurrency Tranche Loan on each Exchange Rate Date. If at any time the sum of such amounts exceeds 105% of the aggregate Multicurrency Tranche Commitments of the Lenders, the Borrowers shall immediately prepay the Multicurrency Tranche Loans in an amount sufficient to reduce the sum of such amounts to no greater than the amount of the aggregate Multicurrency Tranche Commitments of the Lenders. To the extent that, after the prepayment of all Multicurrency Tranche Loans an excess of the sum of such amounts over the aggregate Multicurrency Tranche Commitments still exists, the Borrowers shall promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.

SECTION 2.11.  Prepayment of Loans.  (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)      The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Local time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Local time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(d), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(d). Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12.  Fees.  (a) Subject to Section 2.22(a), the Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)      Subject to Section 2.22(c), the Borrowers agree to pay (i) to the Administrative Agent for the account of each Multicurrency Tranche Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary and standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)      The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)      All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)      The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)      Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any of the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)      Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon the final maturity thereof and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)      All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, (ii) interest on Borrowings denominated in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days or, if required by applicable law or customary, 366 days in a leap year, shall be computed on such basis, and (iii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a)      the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b)      the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, which notice is accompanied by a written rationale for the determination of the Required Lenders, which will be shared with the Borrowers;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective, (ii) such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in a Foreign Currency, as a Borrowing in respect of which the rate to apply to each Lender’s participation is an interest rate to include (1) the Applicable Rate for Eurocurrency Loans, (2) the rate notified to the Administrative Agent by such Lender as soon as practicable and in any event before interest is due to be paid in respect of the applicable Interest Period, to be that which expresses as a percentage rate per annum the cost to such Lender of funding its participation in the applicable Borrowing from whatever source it may reasonably select; and (3) the Mandatory Costs Rate, if any, applicable to such Lender’s participation in the applicable Borrowing, and (iii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at the rate described under (ii)(B) above.

SECTION 2.15.  Increased Costs.  (a) If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate or compensated for by the Mandatory Cost Rate) or the Issuing Bank; or

(ii)      impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)      If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)      A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)      Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or pursuant to Section 2.04), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the date of such event, for Dollar deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.  Taxes.   (a) Any and all payments by or on account of any obligation of any of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any of the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)      In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)      The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)      As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)      Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, upon the request of the Borrower Representative, deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate.

(f)      If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which one of the Borrowers has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any of the Borrowers or any other Person.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) Each of the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Local time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn, Floor 19, Chicago, Illinois 60603 (or, for payments denominated in a Foreign Currency, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ), except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Credit Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall at or before such time have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)      If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)      If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders without recourse or warranty from the other Lenders except as contemplated by Section 9.04 in respect of assignments to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any of the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any of the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)      Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in a Foreign Currency).

(e)      If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(c), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)      If any Lender requests compensation under Section 2.15, or if any of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)      If any Lender requests compensation under Section 2.15, or if any of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower Representative shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20.  Joint and Several Liability of Borrowers.

(a)      Each of the Borrowers shall be jointly and severally liable hereunder and under each of the other Credit Documents with respect to all Loans and all other Obligations, regardless of which of the Borrowers actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Borrowers, the Administrative Agent, the Lenders or the Issuing Bank accounts therefore in their respective books and records. In furtherance and not in limitation of the foregoing, (i) each Borrower’s obligations and liabilities with respect to proceeds of Loans which it receives or Letters of Credit issued for its account, and related fees, costs and expenses, and (ii) each Borrower’s obligations and liabilities arising as a result of the joint and several liability of Borrowers hereunder with respect to proceeds of Loans received by, or Letters of Credit issued for the account of, any of the other Borrowers, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of such Borrower. Neither the joint and several liability of, nor any Liens which may be granted to the Administrative Agent under a Pledge Document by, any of the Borrowers shall be impaired or released by (A) the failure of the Administrative Agent, any Lender or the Issuing Bank, any successors or assigns thereof, or any holder of any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against any Borrower, any Subsidiary, any other Person, the Collateral or otherwise; (B) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto; (C) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and/or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (D) any action or inaction on the part of the

Administrative Agent, any Lender or the Issuing Bank, or any other event or condition with respect to any other Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such Borrower, or a guarantor or surety of or for any or all of the Obligations; and (E) any other act, matter or thing (other than indefeasible payment in full or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such Borrower or any other Borrower.

(b)      Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law) then the Obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

(c)      To the extent that any Borrower shall make a payment under this Section 2.20 of all or any of the Obligations (other than Loans the proceeds of which were received by such Borrower) (a “Surety Payment”) that, taking into account all other Surety Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Surety Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Surety Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Surety Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Surety Payment. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 2.20 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. This Section 2.20(c) is intended only to define the relative rights of Borrowers and nothing set forth in this Section 2.20(c) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 2.20(a). Nothing contained in this Section 2.20(c) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing. The rights of the indemnifying Borrowers against other Borrowers under this Section 2.20(c) shall be exercisable only upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

(d)      The liability of Borrowers under this Section 2.20 is in addition to and shall be cumulative with all liabilities of each Borrower to the Administrative Agent and Lenders under this Agreement and the other Credit Documents to which such Borrower is a party, without any limitation as to amount.

SECTION 2.21.  Additional Reserve Costs.   (a) For so long as any Lender is required to comply with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank, in each case in respect of such Lender’s Eurocurrency Loans, such Lender shall be entitled to require the Borrowers to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit B hereto.

(b)      Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the Borrower Representative (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the Borrower Representative by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.22.  Defaulting Lenders.    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)      fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12;

(b)      the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Required Multicurrency Tranche Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)      if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)       all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Multicurrency Tranche Revolving Credit Exposure Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Multicurrency Tranche Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Multicurrency Tranche Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii)       if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)      if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.22(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)      if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.22(c), then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such non-Defaulting Lenders’ Multicurrency Tranche Revolving Credit Exposure Percentages; or

(v)       if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.22(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Multicurrency Tranche Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d)      so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Multicurrency Tranche Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.22(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and Defaulting Lenders shall not participate therein).

(e)      In the event that the Administrative Agent, the Borrowers and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Multicurrency Tranche Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Multicurrency Tranche Revolving Credit Exposure Percentage and/or its Dollar Tranche Revolving Credit Exposure Percentage, as applicable.

ARTICLE III

Representations and Warranties

Each of the Borrowers represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Parent and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within the Borrowers’ corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrowers and constitutes a legal, valid and binding obligation of the Borrowers, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws, memorandum or articles of association or other organizational documents of the Parent or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries except Liens created under the Credit Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.    (a)  The Borrowers have heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows (including consolidating statements and schedules) of the Parent (i) as of and for the fiscal year ended December 31, 2007, reported on without qualification by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the nine month period ended September 30, 2008, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)      Argo US has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2006, reported on without qualification by Ernst & Young LLP, independent public accountants, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Argo US and its subsidiaries as of such dates and for such periods in accordance with GAAP.

(c)      Since December 31, 2007, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Parent and its Subsidiaries, taken as a whole or of Argo US and its subsidiaries, taken as a whole.

SECTION 3.05.  Properties.  (a) Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)      Each of the Parent and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting the Parent or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)      Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of the Parent and its Subsidiaries is in compliance with: (i) the charter, by-laws, memorandum or articles of association or other organizational documents applicable to it, (ii) all laws, regulations and orders of any Governmental Authority applicable to it or its property and (iii) all indentures, mortgages, leases, contracts, agreements and other instruments binding upon its or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred or is continuing. Neither the Parent nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.08.  Investment Company Status.  Neither the Parent nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of the Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.  Insurance Licenses.    Schedule 3.11 attached hereto (as said Schedule 3.11 shall be revised or supplemented from time to time to reflect withdrawals or changes in jurisdictions permitted by Section 6.03 or additional jurisdictions set forth in the Annual Statements furnished pursuant to Section 5.01(b)) lists all of the jurisdictions in which any Significant Insurance Subsidiary holds active Licenses and is authorized to transact insurance business. No such License is the subject of a proceeding for suspension or revocation, there is no sustainable basis for such suspension or revocation, and to any Borrower’s knowledge, no such suspension or revocation has been threatened by any Governmental Authority. Schedule 3.11 also indicates the type or types of insurance in which each such Insurance Subsidiary is permitted to engage with respect to each License therein listed. None of the Significant Insurance Subsidiaries transacts any insurance business, directly or indirectly, in any state other than those enumerated in Schedule 3.11.

SECTION 3.12.  Subsidiaries.    As of the Effective Date, the Parent has no Subsidiaries other than those Subsidiaries listed on Schedule 3.12. Schedule 3.12 correctly sets forth, as of the Effective Date, (i) the percentage ownership (direct or indirect) of the Parent in each class of capital stock or other equity of its Subsidiaries and also identifies the direct owner thereof, (ii) the jurisdiction of organization of each such Subsidiary and (iii) with respect to each such Subsidiary, whether such Subsidiary is a Significant Insurance Subsidiary.

SECTION 3.13.  Material Agreements.    Neither the Parent nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14.  Environmental Matters.    In the ordinary course of its business, the officers of the Borrowers consider the effect of Environmental Laws on the business of the Parent and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrowers due to Environmental Laws. On the basis of this consideration, the Borrowers have concluded that, other than laws affecting the insurance industry generally, Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

SECTION 3.15.  Disclosure.    Each of the Borrowers has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.16.  Solvency.    Each of the Borrowers is Solvent.

SECTION 3.17.  Foreign Pension Plan.    Each Foreign Pension Plan has been maintained in substantial compliance with its terms and in substantial compliance with the requirements of any and all applicable laws, statutes, rules, regulations and orders (including all funding requirements and the respective requirements of the governing documents for each such Foreign Pension Plan) and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither any Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Parent’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities. No actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan.

SECTION 3.18.  Purpose of Borrowings.    Each Borrowing made on the date hereof is and each Borrowing hereafter shall be, in the good faith judgment of the Borrowers at the time of such Borrowing, reasonably required to meet the proximate general corporate purposes of the Borrowers (including repayment of Argo US’s existing revolving credit facility for which JPMCB acts as administrative agent) and will not result in the maintenance of liquidity at a level in excess of the level the Borrowers, in their reasonable discretion, shall determine is appropriate for the Borrowers in light of the Borrowers’ current circumstances and strategic plans as of the date of such Borrowing (but in no event taking into account concerns the Borrowers may have regarding funding risks associated with any Lender or Lenders).

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.    The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)      The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)      The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Dewey & LeBoeuf LLP, US counsel for the Borrowers, (ii) Conyers Dill & Pearman, Bermuda counsel for the Borrowers, (iii) Dewey & LeBoeuf, UK counsel for the Borrowers and (iv) in house counsel to Argo US, in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Borrowers, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

(c)      The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)      The Administrative Agent shall have received a certificate relating to the solvency of each of the Borrowers in form and substance reasonably satisfactory to the Administrative Agent.

(e)      The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Parent, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02, stating the Rating of Argo US and of each Insurance Subsidiary of Argo US and confirming that neither of the circumstances described in Section 5.09 (a) or (b) exists.

(f)       All obligations of Argo US under Argo US’s Credit Agreement dated March 6, 2006 with JPMCB as administrative agent and the lenders party thereto, shall have been or shall substantially contemporaneously be repaid in full and such agreement shall be terminated.

(g)      The Administrative Agent shall have received projections for the Parent and its Subsidiaries for the fiscal year ending December 31, 2009 satisfactory to it in its sole discretion.

(h)      The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

The Administrative Agent shall notify the Borrower Representative and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Chicago time, on March 1, 2009 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.    The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)      The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) as of such earlier date).

(b)      At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)      if the circumstances described in either Section 5.09(a) or 5.09(b) shall exist, then the related pledges contemplated by Section 5.09 shall have been consummated in accordance with the requirements of such Section.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Borrowers covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements; Ratings Change and Other Information.    The Borrowers will furnish to the Administrative Agent and each Lender:

(a)      Except as provided in clause (k) of this Section 5.01, within 90 days after the end of each fiscal year of the Parent, audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year (including unaudited consolidating balance sheet and income statement schedules, as customarily prepared by the Parent, for each of the Parent its consolidated Subsidiaries and Argo US and its consolidated subsidiaries) for the Parent. The consolidated financial statements will set forth in each case in comparative form the figures for the previous fiscal year as available, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)      With respect to each Insurance Subsidiary domiciled in the United States, as soon as available, and in any event (i) within 15 days after the date required to be filed, a copy of each such Insurance Subsidiary’s statutory Annual Statement for such year ended December 31, as filed with the insurance department (or other equivalent insurance regulatory authority) of the state or other jurisdiction of domicile of such Insurance Subsidiary, and (ii) by June 15th of each year, a copy of each such Insurance Subsidiary’s audited or unaudited, as the case may be, financial statements for such year ended December 31, as filed with the insurance department (or other equivalent insurance regulatory authority) of the state or other jurisdiction of domicile of such Insurance Subsidiary. The financial statements referred to in this Section 5.01(b)(ii) shall fairly present in all material respects the statutory financial position of each such Insurance Subsidiary as of the dates therein specified and the statutory results of operations and cash flow of each such Insurance Subsidiary for the periods therein specified, and shall be prepared in conformity with SAP. The financial statements referred to in sub-clause (ii) of this Section 5.01(b) shall, if required, be accompanied by an audit report thereon of Ernst & Young LLP or such other firm of independent auditors of recognized national standing selected by the Parent that is reasonably satisfactory to the Administrative Agent to the effect that such financial statements present fairly, in all material respects, the financial position of each such Insurance Subsidiary as of the end of the fiscal year being reported on in conformity with SAP and that the examination of such auditors in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said auditors deemed necessary in the circumstances.

(c)      within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year (including unaudited consolidating balance sheet and income statement schedules, as customarily prepared by the Parent, for each of the Parent its consolidated Subsidiaries and Argo US and its consolidated subsidiaries) for the Parent. The consolidated financial statements will set forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year as available, all certified by a Financial Officer of the Parent or Argo US, as applicable, as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis and Argo US and its consolidated subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)      within five (5) days of any delivery of financial statements under clause (a) or (c) above, a certificate of a Financial Officer of the Parent or Lynn Geurin or Mark W. Haushill as a Financial Officer of Argo US (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.09, 6.10 and 6.11 (and, in the case of deliveries under clause (a) above, Section 6.12) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)      [RESERVED];

(f)      promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(g)      promptly after S&P or any other nationally recognized rating agency shall have announced a change in the Rating, written notice of such rating change;

(h)      promptly after A.M. Best, S&P or any other nationally recognized rating agency shall have announced a change in its financial strength rating of an Insurance Subsidiary or any Affiliate thereof, or shall have first assigned a rating thereto, written notice of such changed or initial rating;

(i)       prompt notice of the creation of any Subsidiary or of any Person becoming a Subsidiary;

(j)       as soon as practicable and in any event not later than sixty (60) days after the beginning of each fiscal year of the Parent, commencing with the year beginning January 1, 2009, a copy of the plan and forecast of the Parent and its Subsidiaries for such fiscal year;

(k)      audited consolidated financial statements (including unaudited consolidating balance sheet and income statement schedules, as customarily prepared by the Parent, for each of the Parent its consolidated Subsidiaries and Argo US and its consolidated subsidiaries) of the Parent for the fiscal year ended December 31, 2008 by March 31, 2009 which financial statements shall be satisfactory to the Required Lenders and not (as determined by the Required Lenders in their sole discretion) reflect any material adverse change relative to the condition of the Parent and its Subsidiaries or Argo US and its subsidiaries as reflected in the most recent financial statements and other written materials delivered by the Borrowers to the Administrative Agent prior to the Effective Date;

(l)       concurrently with any delivery of financial statements under clause (a) or (c) above, reports in form reasonably satisfactory to the Administrative Agent detailing the portfolio of investments held by the Parent and each of its Subsidiaries as of the end of their most recently completed fiscal quarter certified by an officer of the Parent; and

(m)     promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, including any actuarial reports prepared regarding any Insurance Subsidiary.

SECTION 5.02.  Notices of Material Events.    The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)      the occurrence of any Default;

(b)      the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)      the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent and its Subsidiaries in an aggregate amount exceeding $5,000,000;

(d)      the receipt by the Parent or any Subsidiary of any notice from any Governmental Authority, trustee or actuary in relation to any non-compliance with any laws, regulations and rules applicable to any Foreign Pension Plan, including funding requirements and the respective requirements of the governing documents for such Foreign Pension Plan, which could reasonably be expected to result in liability of the Parent and its Subsidiaries in an aggregate amount which, either alone or with any other such events which have occurred, exceeds $5,000,000;

(e)      (i) the receipt by any Borrower or any Insurance Subsidiary of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable laws and regulations, other than such expiration, revocation or suspension which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iii) any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally) which has been issued or adopted and which could reasonably be expected to have a Material Adverse Effect; and

(f)      any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.    The Borrowers will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.  Payment of Obligations.    The Borrowers will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.    The Borrowers will, and will cause each Subsidiary to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.  Books and Records; Inspection Rights.    The Borrowers will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrowers will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.  Compliance with Laws.    The Borrowers will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds and Letters of Credit.    The proceeds of the Loans will be used only for general corporate purposes, including working capital and acquisitions permitted hereby. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit shall be used solely to support the ordinary course obligations of the Parent and its Subsidiaries.

SECTION 5.09.  Covenant to Pledge.    In the event that at any time (a) Argo US shall fail to maintain a Rating of at least BBB- or (b) any Insurance Subsidiary of Argo US shall fail to maintain a Rating of at least A-, the Borrowers shall within ten (10) Business Days of such failure (or such longer period of time to which the Administrative Agent may agree) promptly (but subject to any required regulatory filings or approvals) pledge or cause to be pledged to the Administrative Agent as collateral for each of their obligations under the Credit Documents (x) all of the equity interests in Argo US’s first tier subsidiaries and all lower tier subsidiaries of Argo US which are not directly or indirectly owned by an Insurance Subsidiary (collectively, the “Pledge Subsidiaries”) and (y) all of the Indebtedness owing by any Pledge Subsidiary to the Borrowers or any Pledge Subsidiary which is not an Insurance Subsidiary; provided that no such pledge of Indebtedness will be required if such pledge may reasonably be expected to result in adverse tax consequences to any Borrower. Such pledge shall be effected pursuant to documentation reasonably satisfactory to the Administrative Agent. In connection with such pledge, the Borrowers shall deliver or cause to be delivered to the Administrative Agent such legal opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.

SECTION 5.10.  Insurance Licenses and Permits.    The Borrowers shall cause each of the Insurance Subsidiaries to hold and maintain certificates of authority and any other required insurance licenses in each state or other jurisdiction in which such Insurance Subsidiary conducts an insurance business.

SECTION 5.11.  Clean Up Period.    After the Effective Date and prior to the Maturity Date, the Borrowers shall cause there to be a period of thirty (30) consecutive days during which the amount of aggregate outstanding Revolving Loans on each day is zero. The Borrowers shall be deemed to have failed to comply with this covenant on the first day upon which, taking into account the number of days left until the Maturity Date, it is impossible for the Borrowers to cause such a thirty (30) consecutive day period to exist prior to the Maturity Date.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Borrowers covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.    The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)      Indebtedness created hereunder;

(b)      Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, including any Subordinated Indebtedness that may be incurred pursuant to the proviso to the last sentence of Section 6.16;

(c)      Indebtedness outstanding under the Trust Preferred Securities in an aggregate principal amount not to exceed $311,334,000 at any time, together with all guaranty obligations owing in respect thereof;

(d)      Other Indebtedness not otherwise permitted under this Section 6.01, of the same or similar character as the Trust Preferred Securities together with all guaranty obligations owing in respect thereof and constituting Subordinated Indebtedness, so long as no Default shall arise hereunder upon the incurrence of such Indebtedness, including without limitation a Default arising under Section 6.10, and a compliance certificate, meeting the requirements of Section 5.01(d) and showing the effect of the incurrence of such Indebtedness, shall have been delivered to the Administrative Agent at least 5 days prior to the incurrence of such Indebtedness;

(e)      Indebtedness of any Borrower to any other Borrower, of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary; provided that any such Indebtedness of a Borrower is unsecured and, at all times more than five Business Days after the date hereof, is subordinated to the obligations of the Borrowers hereunder upon terms satisfactory to the Administrative Agent; provided further, that this clause (e) shall not permit the Parent or any Subsidiary (other than Argo US or any subsidiary thereof) to incur Indebtedness owing to Argo US or any subsidiary thereof upon or during the continuance of a Default;

(f)      Subordinated Indebtedness of any of the Borrowers subordinated on terms satisfactory to the Administrative Agent to the Borrowers’ obligations arising hereunder or under any note issued pursuant hereto; provided that all such Indebtedness shall mature at least ninety one days after the Maturity Date and shall otherwise be on terms and conditions reasonably satisfactory to the Administrative Agent;

(g)     Indebtedness (including Permitted Purchase Money Indebtedness) secured by Liens, in a principal amount outstanding not to exceed $5,000,000 in the aggregate at any time;

(h)     deferred purchase obligations in respect of Permitted Acquisitions which are in the nature of “earn out” payments or similar payments relating to the performance of the acquired entity or business;

(i)      Issuance of collateralized letters of credit or collateralized trusts in the ordinary course of business of reinsurance operations;

(j)      Indebtedness permitted pursuant to Section 6.05; and

(k)     Indebtedness not otherwise permitted under this Section 6.01 in a principal amount outstanding not to exceed $5,000,000 in the aggregate at any time.

SECTION 6.02.  Liens.    The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)      Permitted Encumbrances;

(b)      any Lien on any property or asset of the Borrowers or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrowers or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)      any Lien existing on any property or asset prior to the acquisition thereof by a Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrowers or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be

(d)      Liens securing Indebtedness permitted pursuant to Section 6.01(g);

(e)      Liens on fixed or capital assets acquired, constructed or improved by a Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrowers or any Subsidiary; and

(f)       Liens arising out of the deposit by an Insurance Subsidiary of its cash or securities into a reinsurance trust in the ordinary course of business (including in connection with a Permitted Acquisition) on terms consistent with market practices.

SECTION 6.03.  Fundamental Changes.    (a) The Borrowers will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Subsidiary (other than a Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, and (iii) any Subsidiary (other than a Borrower) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)      The Borrowers will not, nor will they permit any Subsidiary to, make any Asset Disposition except for (i) Asset Dispositions expressly permitted by Sections 6.04, 6.06 or 6.07 and (ii) other Asset Dispositions of property that, together with all other property of the Borrowers and the Subsidiaries previously leased, sold or disposed of in Asset Dispositions made pursuant to Section 6.03(b) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of the Parent and its Subsidiaries; provided that under no circumstances shall the Equity Interests in a Borrower be included in a permitted Asset Disposition.

(c)      The Borrowers will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Parent and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.    The Borrowers will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)      investments complying with the terms of the Argo Investment Policy;

(b)      investments by any Subsidiary in the capital stock of a Subsidiary;

(c)      loans or advances made by any Borrower to any other Borrower, by any Borrower to any Subsidiary or made by any Subsidiary to any Borrower or any other Subsidiary to the extent the corresponding Indebtedness is permitted by Section 6.01(e);

(d)      Guarantees constituting Indebtedness permitted by Section 6.01;

(e)      subject to the provisions of this Section 6.04 and the requirements contained in the definition of Permitted Acquisition, the Parent and its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions in an aggregate amount not to exceed $125,000,000, so long as: (i) no Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; and (ii) if the proposed Permitted Acquisition would cause the aggregate amount of Permitted Acquisitions consummated after the date hereof to exceed $20,000,000, the Argo US Rating shall be at least BBB- both immediately before the consummation of the proposed Permitted Acquisition and immediately after giving effect thereto (and after giving effect to any adjustment of the Argo US Rating associated with the consummation of such proposed Permitted Acquisition); and

(f)       other investments (valued at initial cost) at no time aggregating more than $10,000,000.

SECTION 6.05.  Swap Agreements.    The Borrowers will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except, after five (5) Business Days prior notice to the Administrative Agent, (a) Swap Agreements entered into to hedge or mitigate risks to which a Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of a Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Borrower or any Subsidiary.

SECTION 6.06.  Restricted Payments.    The Borrowers will not, and will not permit any Subsidiary to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except:

(a)      the Parent may pay publicly announced and regularly scheduled dividends on its issued and outstanding common stock that is traded publicly on a national securities exchange; provided, however, that no dividend shall be permitted under this clause (a) upon the occurrence and during the continuance of a Default;

(b)      the Parent may pay dividends payable solely in its common stock;

(c)      the Borrowers and any Subsidiary may make any scheduled payment required in connection with the Trust Preferred Securities permitted under Sections 6.01(c) and (d); provided, however, that no dividend shall be permitted under this clause (b) upon the occurrence and during the continuance of a Default; and

(d)      any Subsidiary may declare and pay dividends or make distributions to any of the Borrowers or to a Wholly-Owned Subsidiary provided, however, that Argo US shall not make any Restricted Payment pursuant to this clause (d) upon the occurrence and during the continuance of a Default or if a Default would result therefrom.

SECTION 6.07.  Transactions with Affiliates.    The Borrowers will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Parent and its Wholly Owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, (d) pursuant to the terms of the Intercompany Loan Agreement and (e) as permitted by Section 6.04.

SECTION 6.08.  Restrictive Agreements.    The Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrowers or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the obligations of the Borrowers hereunder or under any guaranty thereof, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) or to restrictions and conditions similar to those set forth in the Trust Preferred Securities upon the ability of special purpose trust Subsidiaries and other entities to pay dividends or make distributions related to Indebtedness of the same or similar character as the Trust Preferred Securities, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09.  Minimum Interest Coverage Ratio.    The Borrowers will not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 2.5:1.00.

SECTION 6.10.  Maximum Leverage Ratio.    The Borrowers will not permit the Leverage Ratio to exceed .35 to 1.00 at any time.

SECTION 6.11.  Tangible Net Worth.    Argo US will not permit at any time its Tangible Net Worth to be less than the sum of (a) $626,300,000 plus (b) 75% of the positive net income of Argo US and its subsidiaries on a consolidated basis for each fiscal quarter ending after December 31, 2008.

SECTION 6.12.  Risk Based Capital Ratio.    The Borrowers will not permit any of the Specified Insurance Subsidiaries to have a Risk Based Capital Ratio of less than 300% as of December 31 of any calendar year from and including December 31, 2008.

SECTION 6.13.  Fiscal Year.    The Borrowers shall not, nor shall it permit any Subsidiary to, change its fiscal year to end on any date other than December 31 of each year.

SECTION 6.14.  Sale and Leaseback Transactions.    The Borrowers will not, and will not permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction.

SECTION 6.15.  Rentals.    The Parent will not, nor will it permit any Subsidiary to, create, incur or suffer to exist obligations for operating lease rental expense in respect of any fiscal year of the Parent in excess of $20,000,000 in the aggregate for the Parent and its Subsidiaries.

SECTION 6.16.  Subordinated Indebtedness; Other Indebtedness and Payments.    The Borrowers will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness. The Borrowers will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any single Indebtedness that constitutes a Material Indebtedness or collective Indebtedness that constitutes Material Indebtedness or any Subordinated Indebtedness prior to the date when due (other than its obligations hereunder and Indebtedness which would be classified as short term debt at the time of determination in accordance with GAAP); provided, however, that the Borrowers shall be allowed at any time to voluntarily refinance any Subordinated Indebtedness with new Subordinated Indebtedness so long as (a) the principal amount of such new Indebtedness does not exceed the outstanding principal amount of the Subordinated Indebtedness being refinanced; (b) such Indebtedness is on terms (other than pricing), taken as a whole, no less favorable to the Borrowers than the terms of the Subordinated Indebtedness being refinanced; (c) such Indebtedness is subordinated to the applicable Obligations at least to the same extent as the Subordinated Indebtedness being refinanced and (d) such Indebtedness has a final scheduled maturity at least six months after the Maturity Date and has scheduled payments prior to the Maturity Date not in excess of the scheduled payments under the Subordinated Indebtedness being refinanced.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)      any of the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any cash collateral amount due pursuant to Section 2.06(j) when and as the same shall become due and payable (including under Section 2.20 hereof but excluding under Section 2.04 hereof), whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)      any of the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)      any representation or warranty made or deemed made by or on behalf of the Borrowers or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d)      the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01(k), 5.02, 5.03 (with respect to any Borrower’s existence), 5.08, 5.09, 5.11 or in Article VI;

(e)      the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower Representative (which notice will be given at the request of any Lender);

(f)       any of the Borrowers or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)      any event or condition occurs that results in any Material Indebtedness or any Trust Preferred Security Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or Trust Preferred Security Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness or Trust Preferred Security Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding-up, administration, reorganization or other relief in respect of any of the Borrowers or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administration, receivership or similar law now or hereafter in effect or (ii) the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator, administrative receiver or similar official for any of the Borrowers or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)       any of the Borrowers or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, administration, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for any of the Borrowers or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)       any Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)      one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Subsidiary to enforce any such judgment;

(l)       an ERISA Event or circumstance in respect of any Foreign Pension Plan shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and such circumstances that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)     a Change in Control shall occur;

(n)      the AM Best Financial Strength Rating of any Significant Insurance Subsidiary shall be less than B++ (or any such Significant Insurance Subsidiary shall have no AM Best Financial Strength Rating) and such event shall continue unremedied for a period of five (5) Business Days;

(o)      any Pledge Document shall, after its delivery, cease to be in full force and effect, or shall cease to give the Administrative Agent for the benefit of the Lenders the

Liens, rights, powers and privileges purported to be created thereby, or any Borrower or any Subsidiary shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Pledge Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Pledge Document;

(p)      obligations owing in connection with the Trust Preferred Securities or Indebtedness incurred pursuant to Section 6.01(h) shall at any time and for any reason cease to be fully subordinated to the Obligations outstanding in connection with the Credit Documents;

(q)      any governmental authority revokes or fails to renew any material license, permit or franchise of any Borrower or any Significant Insurance Subsidiary, or any Borrower or any Significant Insurance Subsidiary for any reason loses any material license, permit or franchise, or any Borrower or any Significant Insurance Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise, which could reasonably be expected to result in losses or liability of the Borrowers or any of the Significant Insurance Subsidiaries, individually or in the aggregate, in excess of $5,000,000 and such event shall continue unremedied for a period of five (5) Business Days;

then, and in every such event (other than an event with respect to any of the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any of the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Foreign Currencies. The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.    (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)      if to any Borrower, to it c/o Argo Group US, Inc., 10101 Reunion Place, Suite 500, San Antonio, Texas 78216, Attention of Jay Bullock, (Telecopy No. (210) 377-2637); with a copy to Lynn Geurin, (Telecopy No. (210) 344-5852 and Craig Comeaux, (Telecopy No. (210) 321-8409);

(ii)     if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Floor 7, Chicago, Illinois 60603, Attention of LaDesiree Williams (Telecopy No. (312) 732-4864), with a copy to JPMorgan Chase Bank, N.A., 1020 NE Loop 410, 1st Floor, San Antonio, Texas 78209, Attention of Jennifer Stewart (Telecopy No. (210) 829-6109);

(iii)    if to the Administrative Agent for Eurocurrency Loans in Foreign Currencies, to J.P. Morgan Europe Limited, 125 London Wall, London EC1W 2JD, Attention of Ching Loh/The Manager, Telecopy No. +44(0) 207 777 2360);

(iv)    if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 420 West Van Buren Street, Floor 02, Chicago, IL 60606-3534, Attention of LaDesiree Williams, (Telecopy No. (312) 732-4864); and

(v)     if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.    (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)      Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender or alter the nature of such Commitment (i.e. its nature as either a Dollar Tranche Commitment or a Multicurrency Tranche Commitment) without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change any portion of this Agreement in a manner that would alter the pro rata nature of payments, loans and Commitment reductions under this Agreement, without the written consent of each Lender, (v) change any of the provisions of this Section or the definitions of “Required Lenders” or “Required Multicurrency Tranche Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Borrower from any of its joint and several liabilities in respect of the Obligations without the written consent of each Lender, (vii) change any provision of Section 2.04 without the consent of each Lender adversely affected thereby or (viii) after its granting, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

(c)      Notwithstanding the foregoing, Schedule 3.11 hereto shall be deemed amended without the consent of any other party solely to reflect revisions or supplements of the type described in the parenthetical in the first sentence of Section 3.11 upon the delivery by the Borrower Representative to the Administrative Agent of a revised Schedule 3.11 reflecting such revisions and supplements.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.    (a) The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) without duplication of amounts otherwise payable hereunder, all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of (A) any counsel for the

Administrative Agent, the Issuing Bank or any Lender, and (B) a financial advisor for the Administrative Agent, the Issuing Bank and the Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)      The Borrowers shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulting from the gross negligence or willful misconduct of such Indemnitee.

(c)      To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Dollar Revolving Commitment Exposure Percentage or Multicurrency Revolving Commitment Exposure Percentage, as the case may be, (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)      To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)      All amounts due under this Section shall be payable not later than ten days after written demand therefor.

SECTION 9.04.  Successors and Assigns.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)      the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)      the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C)      the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of any Dollar Tranche Commitment.

(ii)      Assignments shall be subject to the following additional conditions:

(A)      except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(B)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)      the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(c), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)      (i)  Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)      A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(d)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.    All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any of the

Borrowers against any of and all the obligations of such Person now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.    (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)      Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their respective properties in the courts of any jurisdiction.

(c)      Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)      Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.    Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to any Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE PARENT AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH

LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.  Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  USA PATRIOT Act.    Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Person, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 9.15.  Conversion of Currencies.    (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)      The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16.  Appointment and Authorization of Borrower Representative.

(a)      Each Borrower hereby designates, appoints, authorizes and empowers Argo US as its agent to act as specified in the capacity of Borrower Representative under this Agreement and each of the other Credit Documents and Argo US hereby acknowledges such designation, authorization and empowerment, and accepts such appointment. Each Borrower hereby irrevocably authorizes and directs the Borrower Representative to take such action on its behalf under the respective provisions of this Agreement and the other Credit Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Borrower Representative by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Borrower’s behalf:

(i)       to submit on behalf of each Borrower Borrowing Requests, and notices of conversion or continuation of Loans to the Administrative Agent in accordance with the provisions of this Agreement, each such notice to be submitted by the Borrower Representative to the Administrative Agent as soon as practicable after its receipt of a request to do so from a Borrower; and

(ii)      to submit on behalf of each Borrower requests for the issuance of Letters of Credit in accordance with the provisions of this Agreement, each such request for the issuance of a Letter of Credit to be submitted by the Borrower Representative as soon as practicable after its receipt of a request to do so from any Borrower.

(b)      The Borrower Representative is further authorized and directed by each of the Borrowers to take all such actions on behalf of such Borrower necessary to exercise the specific powers granted in clauses (i) and (ii) above and to perform such other duties hereunder and under the other Credit Documents, and deliver such documents as delegated to or required of the Borrower Representative by the terms hereof or thereof. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Credit Documents from the Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to the Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(c)      The Borrower Representative may perform any of its duties hereunder or under any of the other Credit Documents by or through its agents or employees.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By	/s/ Jay S.Bullock

Name:	Jay S. Bullock

Title:	Executive Vice President and Chief Financial Officer

ARGO GROUP US, INC.

By	/s/ Craig S. Comeaux

Name:	Craig S. Comeaux

Title:	Vice President, Secretary and Deputy General Counsel

ARGO ACQUISITION, LIMITED

By	/s/ Jay S.Bullock

Name:	Jay S. Bullock

Title:	Director

HERITAGE UNDERWRITING AGENCY LIMITED

By	/s/ Jay S.Bullock

Name:	Jay S. Bullock

Title:	Director

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JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By
Name:
Title:

1

[OTHER BANKS]

By
Name:
Title:

1

Schedule 1.01

PRICING SCHEDULE

APPLICABLE MARGIN (ALTERNATIVE BASE RATE SPREAD)	LEVEL I	LEVEL II	LEVEL III
Leverage Ratio < 20%	1.25%	1.50%	2.25%
Leverage Ratio < 30%	1.50%	1.75%	2.50%
Leverage Ratio > 30%	1.75%	2.00%	3.00%

APPLICABLE MARGIN (EUROCURRENCY SPREAD)	LEVEL I	LEVEL II	LEVEL III
Leverage Ratio < 20%	2.25%	2.50%	3.25%
Leverage Ratio < 30%	2.50%	2.75%	3.50%
Leverage Ratio > 30%	2.75%	3.00%	4.00%

FACILITY FEE	LEVEL I	LEVEL II	LEVEL III
Facility Fee Rate	0.50%	0.50%	0.75%

“Argo US Rating” means, at any time, the rating issued by issued by S&P, and then in effect with respect to Argo US’s Issuer Credit Rating, as determined without third-party enhancement.

“Subsidiary Rating” means, at any time, the AM Best Financial Strength Rating then in effect for Argo US’s rated operating Significant Insurance Subsidiaries.

“Level I Status” exists at any date if, on such date, the Argo US Rating is BBB or better and the Subsidiary Rating is A or better.

“Level II Status” exists at any date if, on such date, the Borrowers have not qualified for Level I Status and the Argo US Rating is BBB- or better and the Subsidiary Rating is A- or better.

“Level III Status” exists at any date if, on such date, the Borrowers have not qualified for Level I Status or Level II Status.

“Rating” means either the Argo US Rating or the Subsidiary Rating.

“Status” means Level I Status, Level II Status and Level III Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Status as determined from the then current Argo US Rating and Subsidiary Rating and the Leverage Ratio as reflected in the then most recent Financials. The Argo US Rating and

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Subsidiary Rating in effect on any date for the purposes of this Schedule shall be that in effect at the close of business on such date. Adjustments, if any, to the Applicable Rate arising out of a change in the Leverage Ratio shall be effective five Business Days after the Administrative Agent has received the financial statements delivered pursuant to Section 5.01. If the Borrowers fail to deliver such financials to the Administrative Agent at the time required pursuant to this Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table for the then effective Argo US Rating and Subsidiary Rating until five Business Days after such Financials are so delivered. Until adjusted after the receipt of the first set of financial statements delivered after the Effective Date pursuant to Section 5.01, Level II Status with a Leverage Ratio of 29% shall be deemed to exist.

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Schedule 2.01

Multicurrency Tranche Commitments

JPMorgan Chase Bank, National Association	$25,000,000
Wachovia Bank, N.A.	25,000,000
U.S. Bank N.A.	15,000,000

TOTAL	$65,000,000

Dollar Tranche Commitments

The Frost National Bank	$20,000,000
Bank of Bermuda	15,000,000

TOTAL	$35,000,000

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